Exhibit (g)(2)

DELEGATION AGREEMENT

between

TCW GALILEO FUNDS, INC.

and

INVESTORS BANK & TRUST COMPANY

settlement practices; and laws applicable to the safekeeping and recovery of Assets held in custody.

f.	Eligible Foreign Custodian

Eligible Foreign Custodian has the meaning set forth in Rule 17f-5(a)(l) and shall also include foreign branches of U.S. Banks (as the term “U.S. Bank” is defined in Rule 17f-5).

g.	Foreign Custody Manager

Foreign Custody Manager has the meaning set forth in Rule 17f-5(a)(2).

h.	Monitor

Monitor means to re-assess or re-evaluate, at reasonable intervals, a decision or determination previously made.

i.	Securities Depository

Securities Depository has the meaning set forth in Rule 17f-5(a)(6).

2.	Representations

a.	Delegate’s Representations

Delegate represents that it is a trust company chartered under the laws of the Commonwealth of Massachusetts. Delegate further represents that the persons executing this Agreement and any amendment or appendix hereto on its behalf are duly authorized to so bind the Delegate with respect to the subject matter of this Agreement.

b.	Fund’s Representations

Fund represents that the Board has determined that it is reasonable to rely on Delegate to perform the responsibilities delegated by this Agreement. Fund further represents that the persons executing this Agreement and any amendment or appendix hereto on its behalf are duly authorized to so bind the Fund with respect to the subject matter of this Agreement.

3.	Jurisdictions Covered

a.	Initial Jurisdictions

The authority delegated by this Agreement applies only with respect to Assets held in the jurisdictions listed in Appendix A.

b.	Added Jurisdictions

Jurisdictions may be added to Appendix A by written agreement in the form of Appendix B. Delegate’s responsibility and authority with respect to any jurisdiction so added will commence at the later of (i) the time that Delegate’s Authorized Representative and Board’s pursuant to authority delegated by Board) has, and will continue to, Monitor such Country Risk to the extent Board deems necessary or appropriate.

Nothing in this Agreement shall require Delegate to make any selection or to engage in any Monitoring on behalf of Fund that would entail consideration of Country Risk.

b.	Selection of Eligible Foreign Custodians

In exercising the authority delegated under this Agreement to place Assets with an Eligible Foreign Custodian, Delegate shall determine that Assets will be subject to reasonable care, based on the standards applicable to custodians in the market in which the Assets will be held, after considering all factors relevant to the safekeeping of such assets, including, without limitation;

i.	The Eligible Foreign Custodian’s practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the method of keeping custodial records, and the security and data protection practices;

ii.	Whether the Eligible Foreign Custodian has the financial strength to provide reasonable care for Assets;

iii.	The Eligible Foreign Custodian’s general reputation and standing and, in the case of a Securities Depository, the Securities Depository’s operating history and number of participants;

iv.	Whether Fund will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of the Eligible Foreign Custodian in the United States or the Eligible Foreign Custodian’s consent to service of process in the United States;

v.	In the case of an Eligible Foreign Custodian that is a banking institution or trust company, any additional factors and criteria set forth in Appendix C to this Agreement; and

c.	Evaluation of Written Contracts

In exercising the authority delegated under this Agreement to enter into written contracts governing Fund’s foreign custody arrangements with an Eligible Foreign Custodian, Delegate shall determine that such contracts provide reasonable care for Assets based on the standards applicable to Eligible Foreign Custodians in the relevant market. In making this determination, Delegate shall ensure that the terms of such contracts comply with the provisions of Rule 17f-5(c)(2).

d.	Monitoring

In exercising the authority delegated under this Agreement to establish a system to Monitor the appropriateness of maintaining Assets with an Eligible Foreign Custodian or the appropriateness of a written contract governing Fund’s foreign custody arrangements, Delegate

iii.	Any acts of God, earthquakes, fires, floods, storms or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, currency restrictions, acts of war, civil war or terrorism, insurrection, nuclear fusion, fission or radiation, the interruption, loss or malfunction of utilities, transportation or computers (hardware or software) and computer facilities, the unavailability of energy sources and other similar happenings or events.

b. Notwithstanding anything to the contrary in this Agreement, in no event shall the Delegate or the Indemnified Parties be liable to the Fund or any third party for lost profits or lost revenues or any special, consequential, punitive or incidental damages of any kind whatsoever in connection with this Agreement or any activities hereunder.

11.	Arbitration of Disputes

To the extent permitted by law, all disputes or claims arising under this Agreement shall be resolved through arbitration. Arbitration under this Article shall be conducted according to the Commercial Arbitration Rules of the American Arbitration Association and shall take place in the City of Boston, Massachusetts. This Article shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act.

12.	Effectiveness and Termination of Agreement

This Agreement shall be effective as of the later of the date of execution on behalf of Board or Delegate and shall remain in effect until terminated as provided herein. This Agreement may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Termination will become effective 30 days after receipt by the non-terminating party of such notice.

13.	Authorized Representatives and Notices

The respective Authorized Representatives of Fund and Delegate, and the addresses to which notices and other documents under this Agreement are to be sent to each, are as set forth in Appendix F. Any Authorized Representative of a party may add or delete persons from that party’s list of Authorized Representatives by written notice to an Authorized Representative of the other party.

14.	Governing Law

This Agreement shall be constructed in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of choice of law.

List of Appendices

A — Jurisdictions Covered

B — Additional Jurisdictions Covered

C — Additional Factors and Criteria To Be Applied in the Selection of Eligible Foreign Custodians That Are Banking Institutions or Trust Companies

D — Factors and Criteria To Be Applied in Establishing Systems For the Monitoring of Foreign Custody Arrangements and Contracts

E — Information Regarding Country Risk

F—Authorized Representatives

APPENDIX B

Additional Jurisdictions Covered

Pursuant to Article 3 of this Agreement, Delegate and Board agree that the following jurisdictions shall be added to Appendix A:

[insert additional countries]

INVESTORS BANK & TRUST COMPANY

By:
Name:
Title:

TCW GALILEO FUNDS, INC.

By:
Name:
Title:

DATE:

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APPENDIX D

Factors and Criteria To Be Applied

in the Establishing Systems For the Monitoring of

Foreign Custody Arrangements and Contracts

In establishing systems for the Monitoring of foreign custody arrangements and contracts with Eligible Foreign Custodians, Delegate shall consider the following factors, if such information is available:

1.	Operating performance

2.	Established practices and procedures

3.	Relationship with market regulators

4.	Contingency planning

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APPENDIX F

Authorized Representatives

The names and addresses of each party’s authorized representatives are set forth below:

A. Fund

Trust Company of the West

865 South Figueroa Street

Los Angeles, CA 90017

Attn: Peter C. DiBona

With a copy to: Phil K. Holl, Associate General Counsel

B. Delegate

Investors Bank & Trust Company

200 Clarendon Street

P.O. Box 9130

Boston, MA 02117-9130

Attention: Geoffrey O’Connell, Director, Client Management

Fax: (617) 330-6033

With a copy to:

Investors Bank & Trust Company

200 Clarendon Street

P.O. Box 9130

Boston, MA 02117-9130

Attention: John E. Henry, General Counsel

Fax: (617) 946-1929

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